UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

Tandem Diabetes Care, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36189	20-4327508
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11045 Roselle Street, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 366-6900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry Into Material Definitive Agreement.

On June 30, 2016, Tandem Diabetes Care, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with ARE-SD Region No. 36, LLC (the “Landlord”) for approximately 48,880 square feet of general office and manufacturing space located at 10151 Barnes Canyon Road, San Diego, California (the “Barnes Canyon Building”).

The initial Lease term is expected to commence on or about December 1, 2016, subject to limited exceptions and Landlord’s completion of specified work prior to that date (the “Commencement Date”), and expire 84 months from the first day of the first full month following the Commencement Date (such period, the “Base Term”). The Company will also have a one-time option (the “Extension Option”) to extend the term of the Lease for a period of not less than 36 months and not greater than 60 months, by delivering notice to the Landlord at least nine months and not more than 12 months prior to the expiration of the Base Term.

No base rent will be due under the Lease for the seven month period commencing on the later of the (i) Commencement Date, or (ii) February 1, 2017. The initial monthly base rent for the Premises is approximately $45,000 per month and will increase annually by 3.0% beginning on each annual anniversary of the Commencement Date during the Base Term. In the event the Company exercises the Extension Option, the monthly base rent for the Premises during the first 12 months of the extension term would be approximately $62,000 per month and will increase annually by 3.0% beginning on each anniversary of the Commencement Date for the remainder of the term of the Lease.  The Company is also required to pay certain ongoing operating expenses associated with the Barnes Canyon Building throughout the duration of the Lease, as well as a fee associated with access to an affiliated amenities center.

The Lease allows for a tenant improvement allowance (the “TI Allowance”) of up to approximately $3.4 million to be applied to non-structural improvements to the Barnes Canyon Building. Any amounts utilized by the Company from the TI Allowance will be subject to an interest accrual at a rate of 8.0% per annum and must be repaid in full during the Base Term in monthly installments (the “TI Rent”) paid concurrently with the base rent. The Company retains the right at any time during the Base Term to prepay all or any portion of the TI Allowance drawn and outstanding without penalty, in which case the outstanding TI Rent would be reduced to reflect the TI Allowance prepayment and interest would cease to accrue on the prepaid portion of the TI Allowance.

The Company intends to transition substantially all of its manufacturing operations into the Barnes Canyon Building during 2017.

Future minimum payments under the Lease, not including repayment of the TI Rent or reimbursement of operating expenses, will be as follows.

Fiscal Year	Total Annual Base Rent ( in thousands)
Remainder of 2016	$49
2017 (including seven month rent holiday)	273
2018	606
2019	624
2020	643
Thereafter	1,986
Total	$4,181

Not included in the table above is the TI Rent. Assuming the full TI Allowance is drawn on December 1, 2016, such TI Rent would be $53,000, $640,000, $640,000, $640,000 and 1,867,000 for the years ended December 31, 2016, 2017, 2018, 2019, 2020 and thereafter, respectively.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by the Lease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K (“Current Report”) contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, the Company’s transition of its manufacturing operations into the Barnes Canyon Building and the anticipated Commencement Date of the Lease.  The Company’s actual results may differ materially from those expressed or implied in these forward-looking statements due to numerous risks and uncertainties. For instance, the transition of the Company’s manufacturing operations is subject to a number of risks, including those relating to the failure to maintain or increase production levels during the transition; the failure to maintain quality standards and regulatory compliance during the transition; damage to manufacturing equipment caused by the transition; the inability to obtain required permits, accreditations and certifications for the Barnes Canyon Building in a timely manner or at all; and the costs associated with future inspections or actions relating to the manufacturing facility by a regulatory body or governmental authority.  In addition, the Commencement Date of the Lease is subject to a number of risks, including those relating to the timing of completion of specified work on the Barnes Canyon Building and the Company’s access to the property.  These forward-looking statements are also subject to the risks and uncertainties identified in the Company’s most recent Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report. The Company undertakes no obligation to update or review any forward-looking statement in this Current Report because of new information, future events or other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

/s/ David B. Berger
David B. Berger
Executive Vice President, General Counsel and Secretary

Date:  July 1, 2016

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